EXHIBIT 5

LAW OFFICE OF IWONA J. ALAMI
620 NEWPORT CENTER DR., SUITE 1100
NEWPORT BEACH, CA 92660
TEL. (949) 760-6880

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

         Re: Time Lending, California, Inc.

Ladies and Gentlemen:

         This office represents Time Lending, California, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), providing for the registration of an aggregate of 1,312,500 shares of the Company Common Stock, $0.001 par value issuable under the Company's Legal Services Agreement (the "Agreement")with Iwona J. Alami upon conversion of the note issued to Iwona J. Alami (collectively, the "Shares"). For purposes hereinafter, the Shares are collectively referred to as the "Registered Securities." In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

         For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the applicable agreements and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the agreements as we deemed necessary or advisable for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         Based on the foregoing examination, we are of the opinion that the Registered Securities are duly authorized and, when issued as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references therein to our firm.

         By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of said Act.

                                    Law Office of Iwona J. Alami

                                    /s/ Iwona J. Alami